Exhibit 99.1



December 7, 2005

For GCI:
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 868-5396; dmorris@gci.com

For Alaska DigiTel:
Stephen Roberts, (901) 888-0303; sroberts@wirelesspartners.com

FOR IMMEDIATE RELEASE

GCI ANNOUNCES $29.5 MILLION INVESTMENT IN ALASKA DIGITEL, LLC.

ANCHORAGE, AK -- General Communication, Inc. (NASDAQ: GNCMA) ("GCI") announced today that it reached a definitive agreement to invest $29.5 million in Alaska DigiTel, LLC ("AKD"), an Alaska wireless provider. In exchange for the investment, GCI will receive a majority equity interest in AKD but will not own voting control of the venture. The investment will allow AKD to buy out certain investors, refinance most of its outstanding debt and maintain its existing business plan.

GCI will acquire its interest as a passive investment and does not plan any further direct business or resale relationships with AKD at this time. Under the agreement GCI is not required to make any further investments in AKD. GCI views its investment as an incremental way to participate in future growth of the wireless industry in Alaska. GCI's distribution agreement with Dobson Communications remains in full effect and GCI's existing cellular products will continue to compete with AKD in the Alaska market. Management of AKD will not change under the agreement.

GCI's majority equity investment is expected to result in the consolidation of AKD for financial reporting purposes. GCI's wireless earnings before interest expense, taxes, depreciation and amortization (EBITDA) are expected to increase by approximately $5.0 million for the year 2006, after the elimination of certain transport services provided to AKD. The agreement also provides for certain buy and sell options that are, in part, reciprocal to AKD. Buy and sell options allow GCI to acquire voting control of AKD or to divest its interest in the venture. The transaction is subject to customary closing conditions, including documentation and regulatory approvals and is expected to close on or about January 31, 2006.

Funds for the transaction will be provided from GCI's existing cash balances and its senior bank credit facilities.

GCI is the largest Alaska-based and operated integrated telecommunications provider. A pioneer in bundled services, GCI provides local, wireless, and long distance telephone, cable television, Internet and data communication services. More information about the company can be found at www.gci.com.

AKD provides CDMA wireless services in the state of Alaska. AKD has more than 24,000 subscribers and has roaming relationships with the major U.S. CDMA wireless carriers. More information about AKD can be found at www.alaskadigitel.com.
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The foregoing contains forward-looking statements regarding GCI's expected results that are based on management's expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI's control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI's cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission